NEWS RELEASE

OTCBB: TXLA

Exhibit 99.1

CEDAR STRAT MAKES FURTHER GEOLOGICAL RECOMMENDATIONS ON TEXOLA ENERGY’S MAVERICK SPRINGS PROJECT

VANCOUVER, B.C., October 18, 2006 -- Texola Energy Corp. (‘Texola’ or the ‘Company’) (OTCBB: TXLA) is pleased to advise that Cedar Strat has completed its preliminary geological report on the Company’s Maverick Springs Project, Nevada USA. The report was being prepared at the request of the Company as a follow-up step to the earlier completed preliminary exploration work undertaken on the prospect which included a recently acquired gravity survey, geological cross sections, a 10 well study, a detailed surface outcrop survey, and a cross section map on the Maverick Springs Prospect. It was this initial exploration activity which concluded the potential of the Maverick Springs prospect for not only a "fractured shale" prospect but also the potential for a conventional oil prospect underlying the Maverick Springs Anticline.

As a result of the encouraging preliminary findings and the follow-up geological analysis, Cedar Strat has recommended that Texola proceed to shoot a seismic dip line to assist in identifying seismically, the exact location of the Maverick Spring Anticline. Upon completion and interpretation of the proposed seismic acquisition, it is further recommended that Texola proceed to shoot a strike line to determine the crest of the anticline. In assessing these recommendations, Texola will determine the viability and cost effectives of shooting both lines concurrently. In addition to the above, Cedar Strat has also recommended that Texola extend the Maverick Springs transect and add two additional transects to evaluate the rest of the leases within the Maverick Springs AMI.

Management is once again encouraged by the positive review and analysis of the Maverick Springs prospect and looks forward to updating shareholders as it move towards defining the most prospective drill targets going forward.

About Texola Energy Corp.

Texola is an emerging, growth oil and gas exploration company focused on providing exceptional shareholder value and appreciation by finding, exploring and developing large scale, early stage oil and gas projects in North America.

To achieve this goal, the Company has recently undertaken various exploration initiatives, one of which is an early stage exploration prospect in Nevada, USA, and the second is located in Northern Alberta, Canada. Both of these projects offer the Company the potential to exploit and develop large, world-class reservoirs.

For further information contact:

Gordon Nesbitt, Investor Relations

North America Toll Free: 1-866-329-5488 / Email: info@texolaenergy.com

Notice Regarding Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release and Texola assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Texola believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Texola’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.